Exhibit 10.17

20 December 2001

Mr Alan Kerr
The Great Bam
Workingham Road
Hurst
Berkshire
RG100RX

Dear Alan

Following your recent interviews I am pleased to offer you the position of Vice President &, General Manager - EMEA with Peregrine Systems Limited (“the Company”). You will be based at our offices at Richmond and you will report to Andy Cahill, Executive VP Customer Relationships Group.  This offer is open for 10 working days from the date of this setter. Your expected start date is 7th January 2002.

This letter sets out the terms of your employment that are personal to you and it should be read in conjunction with the Company’s standard terms employment that arc contained in the attached ‘Statement of Terms and Conditions of Employment”. In the event of a conflict between these documents the terms in this letter will prevail.

1.   Remuneration

Your base salary will be £192,500 per annum. This will be paid calendar monthly by credit transfer on or around the 20th day of the month.

You will also be entitled to participate in the Company’s Incentive Plan, subject to the Plan terms and conditions from time to time in force. Full details of the Plan will be given to you after you join us. Your Incentive Target is £157,500 resulting in an O.T.E. of £350,000.

2.   Stock Options

On joining you will be granted 200,000 Peregrine Systems stock options, subject to the approval of the Board of Directors or applicable designee.

Frictionless Business	|	Infrastructure Management	Employee Relationship Management	?2? Relationship Management

Peregrine Systems Ltd - Ambassador House - Paradise Road - Richmond - Surrey - TW9 ISQ - Tel +44(0)20 8332 9666 - Fax: +44(0)20 8332 9533 - www.peregrine.com
Registered in England 256 3273 - Registered Office: Peregrine House - 26-28 Paradise Road - Richmond - Surrey - TW9 ISE - United Kingdom - VAT No. 562 9064 29

After six months you will be granted a further 50,000 Peregrine Systems stock options, subject to the approval of the Board of Directors or applicable designee.

In the event the Company experiences a change of control (as defined in the Plans): (a) If a company acquires Peregrine and assumes or substitutes your existing outstanding stock options there will be no change in the terms of your stock options: or (b) If a company acquires Peregrine and does not assume your outstanding stock options, your options will become fully vested and exercisable. In addition, your Option Agreement provides that your options will become fully vested and exercisable in the event you are terminated without cause or you terminate your employment for good reason within twelve months following a change of control.

3.   Car Allowance

You will be entitled to a Car Allowance of £1,500 per month, together with reimbursement of business mileage at a rate determined from time to time by the Company.

4.   Mobile Phone Allowance

You will be entitled to a Mobile Phone Allowance of £50 per month to cover the monthly line rental. Business related calls will be reimbursed, via expenses, upon production of appropriate billing information.

5.   Pensions and Other Benefits

As discussed we will implement a suitable Executive Pension Scheme as soon as possible to arrange competitive pension provision for you.

In addition you and your immediate family will be eligible to benefit from the Company’s private medical insurance scheme and you will be eligible to participate in the death in service life assurance and permanent health insurance schemes. These benefits are subject to acceptance onto schemes and the terms and conditions of such schemes from time to time in force. Further details will be provided when you join us.

6.   Notice Period

The notice required from you to the Company will be 12 months. Notice from the Company to you will be 12 months. Notice should be given in writing.

7.   Continuous Service

Your date of continuous service is 7th January 2002.

8.   Joining Fee

As agreed you will be paid a joining fee of £35,000 which will be paid through the payroll less normal tax and Nl deductions following your start date.

This letter and the accompanying Statement serve to fulfil the legal requirements contained in the Employment Rights Act (1996) to give employees written particulars of their Terms and Conditions.

You should sign and return to me one copy of this letter and the Statement as an indication of your acceptance of this offer. At the same time please include contact details for your referees.

I look forward to welcoming you to Peregrine, however, if in the meantime you have any queries concerning this offer that you would like to discuss, then please do not hesitate to contact me.

Yours sincerely

/s/ Roddy Temperley
Roddy Temperley
AVP Human Resources
for and on behalf of
Peregrine Systems Limited

I confirm my acceptance of employment on the terms and conditions outlined above and in the “Statement of Terms and Conditions of Employment”. In addition I confirm that I am not prevented by any previous’ terms and conditions, or in any other way, from entering into employment with Peregrine” Systems and performing all the normal duties expected of such a position.

Signed	/s/ Alan Kerr	Date	24 December 2001

Start Date	7 January 2002